UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2008

Solomon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Commerce Drive
Danbury, Connecticut 06810
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (203) 797-9586

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements:

Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks described in our Annual Report on Form 10-KSB for the year ended December 31, 2007.

Item 3.02. Unregistered Sales of Equity Securities.

The information included in Item 5.02 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

On August 15, 2008, we issued four million restricted shares of common stock to four directors (including to Mr. Laskowski as provided in Item 5.02 hereof) in consideration of their agreements to serve on our Board of Directors.

On August 15, 2008, in consideration of their agreements to serve on the our Board of Directors, we granted to two individuals (including to Mr. D’Amelio as provided in Item 5.02 hereof) a fully vested, non-cancelable, non-qualified option to purchase one million shares of common stock. The principal terms of the option are an exercise price of $0.03 per share, the right to pay the exercise price on a “cashless” basis, an expiration date of June 30, 2013, and the right to register the underlying shares of common stock on a piggyback basis.

On August 15, 2008, we issued one million five hundred thousand restricted shares of common stock to two individuals in consideration of their agreements to serve on our Advisory Board.

On August 15, 2008, in consideration of his agreement to serve on the our Advisory Board, we granted to one individual a fully vested, non-cancelable, non-qualified option to purchase seven hundred fifty thousand shares of common stock. The principal terms of the option are an exercise price of $0.03 per share, the right to pay the exercise price on a “cashless” basis, an expiration date of June 30, 2013, and the right to register the underlying shares of common stock on a piggyback basis.

On August 15, 2008, we issued to each of the former Chairman of its Advisory Committee (currently serving as a member of the our Board of Directors) and the current Chairman of its Advisory Board a non-qualified option to purchase three million shares of common stock. The principal terms of the option are an exercise price of $0.03 per share, the right to pay the exercise price on a “cashless” basis, an expiration date of June 30, 2013, vesting in equal quarterly installments of 750,000 options with the first such vesting to occur on September 1, 2008, and the right to register the underlying shares of common stock on a piggyback basis.

On August 15, 2008, the Company issued 13,593,456 shares of Common Stock to four holders of its Variable Rate Self-Liquidating Senior Secured Convertible Debentures due April 17 and September 1, 2009 pursuant to the monthly pre-redemption provisions thereof.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2008, we entered into agreements effective July 1, 2008 with Gary M. Laskowski and Michael A. D’Amelio, relating to their employment with the Company. Pursuant to 2008 Amended Employment Agreements and Plans (“Agreements”) that were approved by the independent Compensation Committee of the Board of Directors and by unanimous vote of the Board of Directors, we retained Messrs. Laskowski and D’Amelio in senior managerial capacities, initially as non-executive Chairman of the Board and Secretary, respectively, for a period ending June 30, 2011. Annual compensation for each is at the rate of $250,000, unless paid in shares of the our common stock, in which event annual compensation is at the rate of $400,000. Each Agreement provides that taxes will be “grossed up” in cash at the rate of 35% if compensation is paid in shares of common stock. We have agreed to register with the Securities and Exchange Commission (“Commission”) shares of common stock issued as compensation under the Agreements on Form S-8 or equivalent.

We also agreed to pay to each of Messrs. Laskowski and D’Amelio $72,916 per month for 12 months in settlement of the our obligations with respect to certain outstanding compensation. We will pay this compensation in shares of common stock registered with the Commission on Form S-8 or equivalent (unless the employee elects to receive restricted shares of common stock) at a value equal to the closing price of the common stock on the last trading day, but not less than $0.03 per share. Taxes will be “grossed up” in cash at the rate of 35% of compensation paid in shares of common stock.

We will also pay to Messrs. Laskowski and D’Amelio in cash an amount equal to $2,500 per salary payment date (approximately twice per month) against total accrued compensation owed to them in the amounts of $11,676 and $47,926, respectively, until such time as such accrued compensation has been paid in full.

As an inducement for each of Messrs. Laskowski and D’Amelio to continue their employment with us, we granted to each of them a fully vested, non-cancelable, non-qualified option to purchase ten million shares of common stock in accordance with separate Stock Option Agreements. The principal terms of the option are an exercise price of $0.03 per share, the right to pay the exercise price on a “cashless” basis, an expiration date of June 30, 2013, and the right to register the underlying shares of common stock on a piggyback basis.

In consideration of Mr. Laskowski’s agreement to serve on our Board of Directors, we issued to him one million restricted shares of common stock. In consideration of Mr. D’Amelio’s agreement to serve on our Board of Directors, we granted him a fully vested, non-cancelable, non-qualified option to purchase one million shares of common stock in accordance with a separate Stock Option Agreement. The principal terms of the option are an exercise price of $0.03 per share, the right to pay the exercise price on a “cashless” basis, an expiration date of June 30, 2013, and the right to register the underlying shares of common stock on a piggyback basis.

Mr. Laskowski, 55, has been a director of the Company since May 2004, was vice president from November 2005 through December 2007 and served as Acting Principal Executive Officer from January 2008 through May 2008.. Mr. Laskowski is a principal and founder of Venture Partners Ltd., a private investment bank founded in 1986. Mr. Laskowski serves on the boards of a number of companies involved in electronics, power systems and software development. Mr. Laskowski holds a Bachelor’s Degree in Electrical Engineering from the University of Connecticut.

Mr. D’Amelio, 50, has been a director of the Company since May 2004 and was a vice president from November 2005 through 2007. He currently serves as its Secretary. Mr. D’Amelio is the Managing Director and founder of JMC Venture Partners LLC, a private equity fund founded in 1999 that focuses on middle market manufacturing, distribution, technology and service companies. Mr. D’Amelio serves on numerous corporate boards and committees and is a graduate of Northeastern University with a BS in Management.

In January 2007 the Company entered into an agreement dated as of December 31, 2006 with certain senior noteholders of the Company, including an affiliate of each of Messrs. Laskowski and D’Amelio, pursuant to which the maturity date of their notes was extended from January 15, 2007 to September 30, 2007. To induce such noteholders to extend their notes, at the noteholder's option, we agreed to either (i) issue shares of common stock in an amount equal to 10,000 shares for each $100,000 of principal amount of notes, or fraction thereof, held by such noteholder or (ii) pay such noteholder an amount in cash equal to 5% of the principal amount of the notes, or fraction thereof, held by such noteholder. On March 8, 2007, we issued 79,009 shares of common stock to those noteholders who elected to receive shares.

On September 28, 2007, the we entered into an agreement with certain of these senior noteholders, including an affiliate of each of Messrs. Laskowski and D’Amelio, pursuant to which the maturity date of their senior secured notes was extended from September 30, 2007, to September 7, 2008, subject to further extensions to December 31, 2008, and April 17, 2009 upon accrual or payment, in each instance, of an amount equal to 5% of each holder’s principal balance, in the event that we have not filed a registration statement with the Commission by such dates. To induce the noteholders to extend the notes, we agreed to compensate each of the noteholders, including an affiliate of each of Messrs. Laskowski and D’Amelio, by (i) paying that noteholder an amount in cash equal to 7% of the principal amount of the notes, or fraction thereof, held by that holder, which amount was added to the principal amount of the holder’s notes, and (ii) giving each of the noteholders the opportunity to buy, for $100, the right to convert their notes to common stock in the future at $.35 per share.

As of August 1, 2008, the balance of the debt owed to the noteholders who are affiliates of Messrs. Laskowski and D’Amelio is approximately $826,000, excluding accrued interest.

We owe $125,000 to Jezebel Management Corporation, an entity wholly-owned by Mr. D’Amelio.

On August 24, 2007, we entered into an agreement with JMC Venture Partners LLC (“JMC”), an affiliate of Mr. D’Amelio, pursuant to which JMC agreed to provide us with a line of credit, the aggregate principal amount of which may not exceed $15,000,000, that is to be used exclusively for acquisitions. The line of credit will be available through August 24, 2008. Any amounts loaned under the line of credit will accrue interest at a rate of 12% per annum, plus quarterly investment fees of 1% of the amounts then outstanding and monitoring fees of 2.5% of the amounts advanced under the line of credit. Upon execution of the line of credit agreement, we incurred a 2.5% commitment fee on the full amount of the line of credit. The monitoring fees and commitment fee are each payable in shares of our common stock. The number of shares to be issued will be calculated by dividing the dollar amount of the fee by the average closing price of a share of common stock for the 10 business days preceding the date of payment. In the event of a default, the interest rate will increase to 18% per annum. Loans made under the line of credit will mature on the last day of the twelfth month after they are made. The loans will be made to our acquisition subsidiaries and unconditionally guaranteed by us. The line of credit is subject to ordinary documentation requirements for each closing. As payment for the commitment fee on the full amount of the line of credit, we issued an aggregate of 974,026 shares of common stock to JMC on August 27, 2007.

On September 5, 2007, our wholly-owned subsidiary Deltron LLC acquired substantially all of the assets of Deltron Inc., a privately-held corporation based in Pennsylvania. To fund the purchase price, Deltron LLC borrowed $2,750,000 pursuant to the JMC line of credit evidenced by secured promissory note. We incurred approximately $219,000 in debt issuance costs, of which $88,238 was paid through the issuance of 284,638 shares of common stock to JMC. The note bears interest at 12% annually, plus quarterly investment fees of 1% of the amounts then outstanding, and matures on September 5, 2008.

Bril Corporation, a consulting firm of which Mr. Laskowski is a principal, provides bookkeeping services to us for a fee of $60,000 per year.

On August 7, 2008, Thomas Kell resigned from our Board of Directors. Mr. Kell had no disagreements with the Company.

Item 9.01. Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC.
(Registrant)

Dated: August 18, 2008	By:	/s/ Peter W. DeVecchis, Jr.
Peter W. DeVecchis, Jr.
President and Principal Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Stock Option Agreement issued to members of the Board of Directors and members of Advisory Board
10.2	Form of Stock Option Agreement issued to members of the Advisory Board
10.3	2008 Amended Employment Agreement and Plan for Gary M. Laskowski
10.4	2008 Amended Employment Agreement and Plan for Michael A. D’Amelio
10.5	Stock Option Agreement issued to Gary M. Laskowski in connection with the Gary M. Laskowski 2008 Amended Employment Agreement and Plan
10.6	Stock Option Agreement issued to Michael A. D’Amelio in connection with the Michael A. D’Amelio 2008 Amended Employment Agreement and Plan
99.1	Press release issued by Solomon Technologies, Inc. on August 18, 2008.